EXHIBIT 99.1

     The Moderator: Good morning. My name is Rashanta, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Friedman, Billings, Ramsey Group Third Quarter Earnings conference call. All lines have been placed in use to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you want to ask a question at this time, simply press star and then a number one on your telephone key pad. If you would like to withdraw your question, press start and then the number two on your telephone key pad. Thank you.

     Kurt Harrington, Chief Financial Officer, you may begin your conference.

     Kurt Harrington, Chief Financial Officer: Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc. Before we begin this morning's earnings call, we would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of the demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and in quarterly reports on Form 10-Q.
     I would now like to turn over the call to FBR Group's Co-Chairman and Co-Chief Executive Officers Emanuel Friedman and Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: Thank you, and good morning. Hopefully, you have all had an opportunity to review our earnings press release issued last night. We are pleased with this quarter's results and would like to add a few thoughts regarding what these results reflect in terms of our current position as a firm.
     As our record earnings per share and net income for the quarter indicate, the third quarter was a very successful one for FBR. We have continued to expand our existing businesses and have begun to enjoy success in several new areas. During 2004, we experienced rapidly changing equity and fixed-income markets and have been able to successfully execute our strategies in both our operating businesses and our principal activities. We believe our results in the first three quarters of this year have positioned FBR well for future growth and profitability through both our existing core businesses and our new areas of focus. Specifically, our investment banking businesses had its best quarter ever, combining transactions for many new clients, with gratifying repeat business. Assets under management in the mutual funds and alternative investment vehicles have increased 43 percent since one year ago. Our mortgage-backed strategy has performed well through a somewhat challenging interest rate environment, preserving capital, and continuing to return high teens returns on equity. Our merchant banking activities have continued to achieve returns greater than that of the mortgage-backed portfolio, and we foresee many new opportunities to deploy new capital in this business.
     In addition to these accomplishments, this week we are scheduled to close a $5 billion commercial paper conduit called "Arlington Funding" that will allow us to officially fund warehouse lines of credit to various asset-backed issuers. This conduit would enable to us compete more effectively in the asset-backed securities business through access to the commercial paper market. This new vehicle is an addition to Georgetown Funding which funds our own mortgage-backed portfolios which we recently increased from $5 billion to 12 billion in capacity. This new capacity would allow us to fund our entire mortgage-backed portfolio through this conduit.
     Now, I would like hand the call over to Eric Billings, who will discuss our results in more detail, as well as our outlook for the future.

     Eric Billings, Co-Chairman and Co-CEO: Thank you, Manny. I would like to go through each of the different businesses and underscore a few points that we feel are important which may not be easily discernible in our numbers.
     As Manny previously stated, this was one of our best investment banking quarters ever, and it featured some trends which we really think are worth noting.
     We continue to be ranked the number one underwriter of U.S. equities in terms of after-market performance for the three quarters of 2004 as well as the three- and five-year period ending September 30th, 2004.
     Additionally, FBR is the number one ranked book running manager of U.S. small capitalization companies (defined as those with a market capital of a billion or under), common equity capital raises for the year to date through 9/30/04, and for the quarter, as well.
     Of the 17 common equity transactions managed during the third quarter, three were from our technology, media, and telecom group; six were financial services; three were real estate-related; three were from the energy group; and two were from the diversified industries group, demonstrating the growing diversity of our business mix.
     Significantly, we are also steadily building our roster of frequent capital issuers who should become the base for the pipeline in future periods. Specifically, we expect approximately half of our lead managed issuer clients from the third quarter to initiate another capital transaction within the next 18 months. We should also note that we have raised approximately $4 billion in 24 lead managed transactions for repeat customers this year.
     During the third quarter, FBR-led transactions totaling approximately $1.9 billion for issuers backed by six different financial sponsors such as private equity or buyout firms. We believe that our recent focus on this important client group represents a significant opportunity to expand our franchise in the future.
     Our efforts to establish an asset-backed security banking business have begun to bear fruit. In total, during the quarter we have led or co-led over $1.4 billion of ABS transactions.
     Finally, we believe there is continuing trend toward capitalizing mortgage assets through a combination of investment grade debt securities issued in the MBS and ABS markets and public equity for the remaining portion of the capital structure. The public equity markets represent an enormous source of capital which we believe ultimately provides the most efficient capital for these assets. When the proper leverage structure is applied, these assets can provide naturally compounding and relatively stable earnings streams. We have seen this trend in residential and commercial mortgages and believe it will continue for some time in mortgage as well as other financial assets.
     Over the last few years, we have established ourselves as a consistent top 10 underwriter of U.S. equities, often leading in the specific categories like IPOs or small capitalization issues. One of our goals over the next few years is to achieve a similar position in secondary commissions where we believe our market share is substantially less. This will be harder to achieve because we are not interested in competing for secondary volume based on commission levels, but we do feel that we can improve our commission dollars significantly as we broaden our research coverage and continue to strive to add value for our accounts.
     In 2003, FBR increased its market share of institutional commissions more than any other firm, leading us to believe that we can continue to achieve significant market share gains, using this disciplined approach in future periods. During the most recent quarter, our efforts and results towards these goals included: agency commissions 41 percent greater than in the third quarter of 2003; September commission levels significantly exceeding July or August levels.
     Our asset management business is beginning to see significant asset inflows which we believe is the result of our long-term track record in both mutual funds and the alternative investment vehicles.
     Net inflows into our hedge funds totaled $63 million for the quarter, which was among our best quarters ever where a new vehicle has not been opened. Net inflows into the mutual funds for the quarter exceeded $279 million.
     As we mentioned in the press release, two of our funds were named "best performers" for the third quarter in their respective categories by Barron's. We are optimistic that our investment performance will continue to lead to growing asset inflows in this business.
     Turning to our principal activities, I will address our mortgage-backed securities strategy first. The ROE in our MBS strategy for the quarter was approximately 18 percent. Since the middle of June, the Federal Reserve has increased short-term rates by 75 basis points, impacting our funding cost including hedging during the quarter by about 23 basis points. Additionally, medium-term interest rates have not risen, leading to a flattening of the yield curve. Consequently, the increase in funding cost has not been completely offset by higher yields as CPRs have not materially slowed, either.
     Also during the quarter, we have decreased leverage and reallocated some capital from prepayments to the merchant banking business, given the level of attractive opportunities we see in that business. We feel the MBS strategy has demonstrated over the last year that even in difficult markets we will preserve capital and achieve strong ROEs. We continue to manage the MBS portfolio with a neutral interest rate bias and reemphasize that we feel our strategy will perform well in many different environments.
     Our other long-term principal investing activities, including our merchant banking and other long-term investment portfolios, returned outstanding results again in the third quarter: Approximately 25 percent on equity. While realized gains from this area were less than in the second quarter, it is important to note that returns from this business will be volatile quarter to quarter, and that we believe our merchant banking returns will continue their track record of exceeding returns in the mortgage-backed security portfolio into the future. We currently believe that the restructuring of the mortgage origination industry from a one-time gain-on-sale model to a specialty finance lending model offers some of the most compelling values we have ever seen and are hopeful of capitalizing further on this industry transition.
     During the first three quarters of this year, and particularly in this third quarter, we have been pleased with our ability to both invest our growth for the future while reporting growing record earnings in the current periods. We continue to focus on using our investment principles and discipline to grow our businesses and provide outstanding total returns to shareholders.
     Thank  you,  and at this  time we  would  like  to  open  up the  call  for questions.
     The Moderator: At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone key pad. We will pause for just a moment to compile the Q&A roster.
     The first question comes from Todd Halky of Sandler O'Neill.
     Todd Halky, Sandler O'Niell: Great quarter on the capital markets business. Just a couple of quick questions. First on the investment banking pipeline, can you just kind of give us an update on how that pipeline is looking there during the fourth quarter? It looks like just you have already done about three deals and another one coming this week, that hopefully it looks like the pipeline is still pretty strong, but if you could just comment on this.
     J. Rock Tonkel, President and Head of Investment Banking: This is Rock. We have completed three book-run transactions in the neighborhood of $750 million thus far for the quarter. The pipeline as it exists today has moved from in excess of five billion which we stated at the end of the second quarter, to at this point in excess of $10 billion due, in large part, to one large private transaction.
     Todd Halky, Sandler O'Niell: Great. Can the mix of that be based on new client versus existing clients currently in the pipeline? Is it the same 25/75?
     J. Rock Tonkel, President and Head of Investment Banking: Well, I think we said for the year it was about $4 billion of total lead managed volume with repeat clients against a total of about $9 billion book run, and I think that's a fair mix going forward.
     Todd Halky, Sandler O'Niell: Okay. And then on this spread in the portfolio, we saw the decline in the overall portfolio. We saw the contraction in the spread, and we saw the pullback in the actual leverage. Can you just talk about going forward, and specifically in the fourth quarter as we look to the current period, how you anticipate managing that business? Are you going to lever it up a little bit, or kind of what is your expectations for the first quarter--fourth quarter on that business?
     Rick Hendrix, Co-President and Chief Operating Officer: This is Rick. We don't intend to lever up into potential Fed tightening. The market obviously has one, well, really more than a few tightenings priced in currently, and you are seeing some of that in our current funding cost. We are going to continue to run leverage between 9 and 11 times. And to the extent we experience additional spread contraction, we are going to have variable ROEs in that business, which is really the way we have always positioned that.
     Todd Halky, Sandler O'Niell: Can you talk about the spread as you exited the quarter, what level it was at? Was it significantly different from the average?
     Rick Hendrix, Co-President and Chief Operating Officer: It was moderately less than the average for the quarter. As I said, the market has priced in, continued tightening. So, as you get closer to those Fed dates, the cost to put on short-term financing moves up in advance of that. But we have had 75 basis points in increases so far. The hedges we have had on have protected the spread effectively, and I think it's reasonable to expect, unless the market is wrong, that we are going to have some continuing contraction in the fourth quarter. Looking out beyond that is really difficult.
     Eric Billings, Co-Chairman and Co-CEO: Also, again for knowledge, as we look at these things and as we have always maintained, clearly one of our great advantages, we believe, is our ability to allocate capital at the margin from the spread-based business to, for instance, the merchant banking portfolio. And as we stated over and over, the principle that we utilize there is to measure all investments against that spread-based business because, by definition, we have no credit risk there. We have to achieve higher returns in our judgment over the next four--rolling four quarters. Clearly, as we see that spread coming in a little bit, we tend to allocate more capital to that merchant banking portfolio, which we believe certainly has historically achieved considerably greater returns and give us the ability, we believe, to at least maintain levels of historic returns and ROEs in that part of our business.
     Specifically we think, for instance-- obviously, these things are unknowable until we get there, but that many of the investments we are making will be dividend-paying companies, and we believe the return on these dividends, in fact, could potentially exceed the return on the spread-based portfolios in and of themselves. And we also clearly believe we can achieve very substantial capital appreciation in these investments. Now, time will tell, but we have this flexibility. We continue to utilize that and we hope to be very thoughtful about it.
     Finally, we have mentioned in the past, remember we are constantly exploring things like, for instance, are there ways for us to own, say, prime mortgage assets where we would securitize fund them, and therefore substantially eliminate interest rate risk and achieve essentially the same or, in fact, higher ROEs. In addition, for instance, are there ways for us to be able to portfolio nonprime mortgage assets? And while that does cause us to introduce some credit risk, we would do it obviously on a balance basis, but again eliminate interest rate risk in that part of the portfolio and achieve considerably higher ROEs where we could actually, if we were to do that, do things like buy private mortgage insurance and take even the credit risk down to very, very low levels, in our judgment.
     So, these are things that we continue to always be looking to do, and in the totality of all of that, gives us great confidence and optimism in our ability to continue to achieve in different environments very strong results in the portfolio part of our business while we are growing our investment banking and capital markets business, we think, very systematically. And obviously, as you see vis-a-vis the growth in repeat business gives us somewhat of a geometric effect--that's probably too strong of a word, but clearly a growing base from which to continue to grow those businesses.
     Todd Halky, Sandler O'Niell: And just to--thank you. And one final question is, you have paid out, it looks like, $1.14 in dividends so far this year. We calculate that, the REIT has earned roughly $1.16 to $1.20, depending on what kind of expenses you are allocating to that segment of the business. That's what I get a kind of feel for what the excess earnings in the REIT have been so far to date in excess of that $1.14 that you paid out.
     Eric Billings, Co-Chairman and Co-CEO: We have excess earnings in the REIT. Your calculations are in the vicinity. We don't specifically disclose the excess, but we do have excess. And as you know, it is our intent to pay out any excess in the form of a special dividend, but we really do want to leave that until we get there, and as you know, that is why we call it a "special dividend" because we are not sure at this time what it would be. But our business continues to earn in excess of the dividend in that part of the business, and so at the end of this quarter we will pay whatever that is out in the form of excess special dividends.
     Todd Halky, Sandler O'Niell: Excellent. Well, thank you very much, and a great quarter.
     Eric Billings, Co-Chairman and Co-CEO: Thank you.
     The Moderator: The next question comes from Mark Alpert of Centurion Investments.
     Mark Alpert, Centurion Investments: This is Mark Alpert. A couple of questions. So, the amortization on the portfolio was $24 million, amortization of the premium?
     Rick Hendrix, Co-President and Chief Operating Officer: Correct.
     Mark Alpert, Centurion Investments: What was it last quarter?
     Rick Hendrix, Co-President and Chief Operating Officer: Last quarter, it was almost $28 million.
     Mark Alpert, Centurion Investments: But the payment rate, as you said, was basically constant, right?
     Rick Hendrix, Co-President and Chief Operating Officer: Right.
     Mark Alpert, Centurion Investments: So, what caused the write-off this quarter?
     Rick Hendrix, Co-President and Chief Operating Officer: Well, the amortization is based on what the premium is going into the quarter, again and what our estimates of what future CPRs are. We didn't get big changes in CPRs during the quarter, but the estimates used to calculate the amortization was slightly different quarter to quarter.
     In addition to that, we had, as you know, a lower balance at the end of the quarter in September than we did at June, so we had a lower asset balance than we were amortizing, as well.
     Mark Alpert, Centurion Investments: Could you tell us what assumptions you changed and what the change was?
     Rick Hendrix, Co-President and Chief Operating Officer: The change was not material. It was a point or two of CPR. It was based on what our estimates are going forward.
     Mark Alpert, Centurion Investments: All right. I mean--so, how can we tell, you know, where you stand at this point, going into the fourth quarter?
     Rick  Hendrix,  Co-President  and Chief  Operating  Officer:  Well, we have unamortized premium at the end of the third quarter of about $193 million against 10.9 billion of mortgage assets--and if you look at the portfolio and where it's running today, assume that whatever assumptions you want to make, high prepayments or low prepayments, you could take a percentage of that unamortized premium and make an estimate of which prepayment premium amortization would be in the fourth quarter.
     Eric Billings, Co-Chairman and Co-CEO: But nothing overwhelmingly complex. The CPRs continue to run in the high twenties, low thirties. Obviously, as many people seem to believe, rates are going to continue to go up, and one would logically assume at least over time CPRs would tend to slow, and you could make those assumptions. If you believe the inverse, then you might expand them. Everybody can make their own adjustments. But again, to be clear, these things are at the margin.
     Mark Alpert, Centurion Investments: And--I don't remember--what was the unamortized premium last--three months ago?
     Rick Hendrix, Co-President and Chief Operating Officer: 220 million.
     Mark Alpert, Centurion Investments: On 12.9?
     Rick Hendrix, Co-President and Chief Operating Officer: On 12.3 billion assets.
     Mark Alpert, Centurion Investments: Okay. And have you--I mean, have you--I guess, maybe I had thought that because of portfolio was adjustable rate, the volatility might not be as great as it seems to be. I mean, have you looked to see how this would have compared if you held, let's say, a fixed-rate portfolio that had some type of, you know, average coupon?
     Rick Hendrix, Co-President and Chief Operating Officer: Well, certainly, if we held the fixed-rate portfolio, we would have had, you know, a somewhat higher spreads, although we would have had much higher premium amortization because of the prepayment rates on those securities. We also would have had much greater changes in book value, and in particular on the second quarter as rates backed up. You know, this is a very low volatility strategy, in our opinion, and I think that, the returns that it would generate would be demonstrating that.
     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: There was no virtually no volatility in the third quarter. Mark Alpert, Centurion Investments: No volatility in what?
     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: Of the amortization.
     Mark Alpert, Centurion Investments: Okay. You mean relative to payment rates? Is that what you're saying?
     Rick Hendrix, Co-President and Chief Operating Officer: Right, and with regard to the value of the portfolio itself.
     Mark Alpert, Centurion Investments: Okay. The other kind of question I had, given that you had such a strong quarter in deals, the brokerage--the trading commissions weren't--fell. There used to be a correlation, you know, when firms did a lot of underwritings. There was a lot of follow-up trades in the after market. Is that correlation no longer true?
     Eric Billings, Co-Chairman and Co-CEO: No, Mark. It is, to some degree, true. It is not a direct linear correlation, but clearly that part of our business, in fact, continues to grow, and when looked at properly on a quarter to quarter, year to year type basis, you could see that growth quite, quite strongly. And I think as we noted, we actually grew faster than any other company in the United States in 2003, and that information isn't out yet, it won't be until '04 is over, but we believe we continued to have evidence of that kind of activity. Obviously, other things do affect it, though. July and August tend to be very lethargic months, choppy difficult months, and volumes were lower. So, you will see that for any given month or even quarterly basis.
     Certainly, though, secondary trading tends to be more stable and predictable. One of the things that we are very optimistic about, though, is our market share in capital markets, investment banking specifically, is that is bigger, quite a bit bigger than our market share and secondary trading. Now, you know we don't do soft dollars. We don't trade without proper compensation for the great research product that we provide to our clients, and we don't put huge amounts of capital in essence buy business because it is not economic. So, we are never going to have a direct correlation, but we clearly believe this, as you continue to see the growth in capital investment banking activities, we will see a strong correlation in growth in sales and trading, and we continue to believe that it is very, very powerfully happening, and so we are very excited about that part of business.
     Mark Alpert, Centurion Investments: If I could ask one last question, getting back to the portfolio, you said the hedges are continuing to work or are working, and I guess I wasn't sure, but does that mean that you thought they worked during the quarter, or that they are working now?
     Rick Hendrix, Co-President and Chief Operating Officer: Well, I would say both. We had an increase of 75 basis points in short rates starting at the end of the second quarter, and our cost of funds changed between the second and third quarter with 23 basis points.
     Mark Alpert, Centurion Investments: Right, but also your portfolio yield was also down, so that the total pressure was more like 40-odd basis points. It was 40-odd basis points.
     Rick Hendrix, Co-President and Chief Operating Officer: The other side of that was on the assets yield, which was unrelated to the hedges.
     Eric Billings, Co-Chairman and Co-CEO: Absolutely right, Mark, but as we look at it, the portfolio is acting just as we would expect it to earn, where if we earned north of an 18 percent cash return on invested equity which is very, very acceptable to us, and all things being equal, nothing happened that was--that we would described as unusual or disappointing at all, so I think in that sense we believe the totality of the asset liability match is working quite, quite well, from our perspective.
     Mark Alpert, Centurion Investments: And they did in the third quarter, in our opinion?
     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: Yes.
        Mark Alpert, Centurion Investments: And they continue to do in the fourth quarter, but that doesn't mean we couldn't see some additional margin pressure, obviously.
     I guess I could ask it a different way. What would the margin have been if you didn't have hedges in the third quarter?
     Rick Hendrix, Co-President and Chief Operating Officer: It would have been different, but obviously when we put swaps on, we are taking higher costs than at the time that we put it in place, so it wouldn't have been full points against the change in rate, but I think it's safe to say that it was somewhere in the neighborhood of 20 basis points.
     Mark Alpert, Centurion Investments: Thank you. I asked too many questions. Eric Billings, Co-Chairman and Co-CEO: Thank you, Mark.
     The Moderator: Your next question comes from Richard Herr of KBW.
     Richard Herr, KBW: Hi, good morning, guys. I apologize if I missed this earlier, but have you disclosed what the unrealized gains in the merchant bank are currently?
     Rick Hendrix, Co-President and Chief Operating Officer: We did not disclose specifically what the unrealized gains are in the merchant bank, but I could tell you that at the end of September we had unrealized gains of roughly 23 and a half million dollars, and obviously, you know, we hold the number of 144A securities in that portfolio that we keep at cost. If you add that to the 23.4, it's more like $42 million.
     Richard Herr, KBW: Terrific. And in terms of hedging, did you--obviously, with the expansion of the Georgetown Funding, have you changed anything of how you're thinking about hedging to your funding right now? Have you increased it? I know last quarter we exited the quarter--around 50 percent of your hedging was funding. Did you increase that, or has it been kind of the same?
     Rick Hendrix, Co-President and Chief Operating Officer: We have not increased it, and we have not changed our view on how we do that. And obviously we kind of look at the opportunity and costs at all times as we look at hedging, but we have made no changes in the third quarter.
     Eric Billings, Co-Chairman and Co-CEO: But do remember, though, that at the margin we have greater opportunities--as we see in the merchant banking, for instance, and we allocate capital from the spread base to the merchant banking, by definition that which is rolling off as the unhedged portion. So, on a proportional basis, we tend to have a higher percentage of the portfolio that ends up hedged just by that activity. And again, we do believe that that's because it will give us higher returns, and has the effect of providing a form of hedging, from our perspective.
     Richard Herr, KBW: Okay. So, I guess you had a 50 million notional hedge roll-off in July, and I guess with the prepayments and shrinking of the portfolio, you didn't renew that, that swap?
     Rick Hendrix, Co-President and Chief Operating Officer: That's correct. In fact, that was a three-year old swap that applied to some specific securities that we purchased back during the FBR Asset days. So, no matter what would have happened, we wouldn't have renewed that.
     Richard Herr, KBW: Okay. And the one that's coming up here, the 2 billion and the 500 million in October, have you already rolled those over, those two swaps?
     Rick Hendrix, Co-President and Chief Operating Officer: We have not. Richard Herr, KBW: Okay. So, you're hedging maybe less than 50 percent at this point over last quarter?
     Rick Hendrix, Co-President and Chief Operating Officer: Yes. As I said, we haven't changed our view on how we hedged, but when you look at the dates of expiration on some of these hedges, obviously some expired between the end of the quarter, and we would not put new ones on to replace those.
     Eric Billings, Co-Chairman and Co-CEO: But also remember this, guys: As we said very consistently from the very beginning, we looked at the economic results of potential activities. For instance, if the anticipation in the capital markets is, for instance, that the one-year funding is going to be 245 today, if it went to 280, for instance, by way of example, the economics of putting that hedge on doesn't make any sense whatever. The activity in the rate world would have to be so bizarre and significant and instantaneous to have even a neutral cash effect on running the portfolio. So, we do these things hopefully with a thoughtful perspective on maximizing the economic returns we achieve in the portfolio on a risk-adjusted basis.
     And so, again it's always a function of looking at the economic returns that we can achieve versus all alternatives. So, it's not purely mechanical. It is hopefully very thoughtful so we can achieve the highest return on investment equity on a risk-adjusted basis.
     Richard Herr, KBW: Maybe you could help us out a little bit on that. I know last quarter there was 191 basis points, and it was artificially depressed because of pickup in prepayments, and at the time we were speaking a little bit on the call about how the longer term run rate could be around 220 basis points, and at the time it was kind of spoken of that maybe the 191 was sustainable in the shorter term. We are kind of down to 151, and I don't think we think we have seen the full impact of the three Fed rate hikes last quarter. I mean, what could we see in the interest expense line item this quarter and into next year? Could we see another 23 or 25 basis point increase in your funding cost, or is it going to be mitigated somewhat?
     Eric Billings, Co-Chairman and Co-CEO: Look, I think what's important really at this point is you should make that judgment. Everybody should make their own judgments on that based on what you believe rates will do. I think what we are referring to, and I do think it's an important sort of idea to have an understanding of our simple observation is that the nature of short-term adjustable rate assets have a contractual ability and natural movement to adjust the 225 basis points off the one-year treasury. Whenever rates stop going up, then all of the assets will tend to that spread again, and it's a very natural process that is always going on. So, if rates are going up for another three quarters or four quarters, then that process will mitigate quite hopefully the potential flattening of the spread. And then when they stop going up, then you get a tendency for that spread to widen back out to that 200 to 225 basis points, and that's sort of the natural process of short-term rate adjustable portfolios.
     We don't particularly make guesstimates on the process of that. We simply observe that if you think about over a hundred percent of the time, in our judgment, something in the low to mid 90 percent of the time, this portfolio will achieve high teens to 20--low 20 percent, 24-5 percent cash returns on equity. The other six, five to ten percent of the time, it will achieve returns more to that or returns south of that. But the vast majority of the time it will achieve these returns. We take no credit risk in the portfolio. These are extraordinarily acceptable returns to us on a risk-adjusted basis at all times. And really beyond that, it's impossible to predict and not particularly meaningful to us.
     Richard Herr, KBW: That's helpful. And just in terms of strategically thinking about the REIT, obviously you spoke a little bit about de-emphasizing the mortgage-backed securities portfolio and adding the merchant bank as there are better returns there right now. Can we continue to expect to see that in Q4 and into '05, and what does that mean for your dividend?
     Eric Billings, Co-Chairman and Co-CEO: Well, again, it's a marginal consideration for us, where we see our current returns in our spread-based business as measured against on a risk-adjusted basis the returns we believe on a rolling fourth quarter basis we will achieve in our equity allocations, versus for instance the merchant bank portfolio. We definitely believe today in the environment we are in that our ability to achieve higher return than we will in the spread based business exists, and that is because we believe the opportunity to invest our capital in equities in the merchant side which provide significant dividends, and we believe very substantial capital appreciation will give us the ability to achieve very acceptable returns on a go-forward quarter basis. All of that activity is in the REIT; therefore, we don't believe it would have any negative effect on the REIT earnings/dividends. In fact, at the margin, if anything, we obviously believe quite the contrary, but obviously time will tell.
     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: As we mentioned earlier, many our merchant banking investments have dividends that are equal to or higher than the mortgage-backed portfolios.
     Richard Herr, KBW: Thank you very much. Nice quarter in a difficult environment.
     Eric Billings, Co-Chairman and Co-CEO: Thanks very much.
     The Moderator: The next question from Justin Hughes of Philadelphia Financial.
     Justin Hughes, Philadelphia Financial: Good morning. I just want to ask about the book value. It was flat quarter to quarter, and so it looks like there was a small markdown in the book. And given what rates did in the quarter, the long was down a little bit, two year was about flat, I'm surprised you had the negative mark. Am I looking at the right rates?
     Rick Hendrix, Co-President and Chief Operating Officer: I have got a book value going from $8.59 at the end of the second quarter to $9.26 at end of the third quarter, so I have actually got an increase by $0.67. Part of that is a reduction in the negative accumulated other comprehensive income, which is appreciation essentially in a mortgage-backed portfolio and equities portfolio, and part of that is retained earnings from a subsidiary.
     Eric Billings, Co-Chairman and Co-CEO: What we would stress is that we would look at the portfolio from an economic perspective, whereby because the nature of these assets are government-backed short term in duration, the markup and the markdown of these assets to us are immaterial, and we look at our book value in absence of that. And our actual book value in absence of those marks would be about $9.50 today, $9.52, and it has shown a very consistent growth, in fact, by definition that we earn about $30 million, $32 million in the capital markets platform, and that grows our book value on a quarterly basis in and of itself. And the mark-to-market on these short-term adjustable rate assets, since we hold the maturity and get our cash back a hundred percent or they adjust up in coupon making them at least market-priced assets are not relevant, from our perspective.
     So, the real true core book value of our company is growing quite systematically on a quarter-to-quarter basis, and that is what we can deploy in capital to increase the returns on invested equity as we grow our business. And, therefore, it is the important number to look at from an economic perspective, and that continues to grow very steadily.
     Justin Hughes, Philadelphia Financial: Okay. I'm looking at book value $9.26 that says year end to date--I see, I was looking at year to date in third quarter. That's why I thought it was flat.
     Last question, you said there was the increase, the large increase in the pipeline from one private transaction. Is that going to be 144A offering and then later stepped up into an IPO?
     J. Rock Tonkel, President and Head of Investment Banking: It's a private transaction, we don't talk about individual deals. I said it's a large private transaction, and that's really all I could say.
     Justin Hughes, Philadelphia Financial: Thank you.
     Eric Billings, Co-Chairman and Co-CEO: Thanks very much.
     The Moderator: Next question comes from Joe Steven of Stifel, Nicholas. Joe Stieven, Stifel, Nicholas: Hi, guys, first of all, good quarter. A number of my questions, I think, have been answered or maybe beat to death, but two easy ones. First of all,I was just trying to go through my calculations. Can you give us your weighted average coupon on the MBS portfolio right now? That shouldn't be too hard. That's number one. Number two, for modeling, can we get your termed repricing of your borrowings on both the repos and the commercial paper?
     Rick Hendrix, Co-President and Chief Operating Officer: Yeah, Joe,the weighted average coupon at the end of September was 3.90, and the average dates to roll on the funding, including the hedges, is about 45 days.
     Justin Hughes, Philadelphia Financial: And I guess, Rick, with that, there I mean, can you talk about--
     Rick Hendrix, Co-President and Chief Operating Officer: No, Joe, it's 73 days.
     Justin Hughes, Philadelphia Financial: Because I don't have my notes in front of me, what was that as of the end of the last quarter? I could go back and look.
     Rick Hendrix, Co-President and Chief Operating Officer: 109 days.
     Justin Hughes, Philadelphia Financial: It shortened up a little bit. That's what I thought.
     Any thought of linking that out at all, or what are your thoughts there? Rick Hendrix, Co-President and Chief Operating Officer: Again, we haven't changed our view on the timing of and the amount of the type of swaps that we would put in place, but as Eric went through earlier--and I think you remember this from following the portfolio for quite a while now--when we basically can't make a case that we are going to be economically better off with the swap because the market has priced in such aggressive increases over a short time frame, we don't think it makes a lot of sense to go ahead and extend it at that point in time. So, we make those judgments on a regular basis. When we had 5 and a half billion million in swaps on, most of those were put on in a fairly tight time frame, we thought it made a lot of sense to do so, and I think that the performance of third quarter was borne out that those were good investment decisions. When we find ourselves in an environment like that again, we will extend the funding, but we not going to do it mechanically.
     Justin Hughes, Philadelphia Financial: Thank you. Good quarter, guys.
     The Moderator: The next question is from Mark Patterson of NWQ Investment Management.
     Mark Patterson, NWQ Investment Management: Hi, a couple of housecleaning questions first. The average leverage on the MBS portfolio in the quarter versus the 10.1 last quarter?
     Rick Hendrix, Co-President and Chief Operating Officer: The average leverage in the quarter was slightly higher. It was about 10.2.
     Mark Patterson, NWQ Investment Management: Okay. And on the other comprehensive income that was reduced down to negative 45 million, could you provide a breakdown between the MBS and the taxable marketable securities in the other categories like you had before?
     Rick Hendrix, Co-President and Chief Operating Officer: Yes. At the end of September, we had negative OCI within the MBS portfolio of about 77 million. We had positive equities, as we mentioned earlier, of about 23. That excludes the $19 million from the 144A that we carry in cost.
     Mark Patterson, NWQ Investment Management: Okay.
     Rick Hendrix, Co-President and Chief Operating Officer: And the balance are small pieces related to a variety of other assets. The biggest piece of that is the valuation of swaps at the end of September, which was about 6 million positive. So, that gives you the negative 45.
     Mark Patterson, NWQ Investment Management: Because I think Eric made a comment about it just a couple of questions ago, but with regard to book value, I think normally as the way you guys look at it economically as a business model was to set negative 77 million on the MBS is not something that you consider, and that would actually point the adjusted book value to $9.72 versus $9.49 last quarter.
     Rick Hendrix,  Co-President  and Chief  Operating  Officer:  That's exactly right.
     Mark Patterson, NWQ Investment Management: Okay. I think I had something else here.
     The rule of thumb on your expenses on the qualified REIT, is that--I'm not sure you have ever given that. Is that $5 million or three cents or something like that for third quarter?
     Rick Hendrix, Co-President and Chief Operating Officer: Well, you have got a variable component in there, as well. When we look at it--
     Mark Patterson, NWQ Investment Management: Is that kind of like on a $10 billion portfolio?
     Rick Hendrix, Co-President and Chief Operating Officer: Again, I think the easy way to look at it, Mark, is to assume roughly 10 percent expenses against net income in that part of their pre-tax, pre-expense income in that part of the business.
     Mark Patterson, NWQ Investment Management: Great. It just seems like last quarter you guys fielded a lot of questions about weaker results in the investment bank on the broker line, and now the call has been loaded with some questions about the MBS, but it seems to me that just shows that the model should be commended--the model is working.
     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: Great.
     Mark Patterson, NWQ Investment Management: I appreciate that.
     Eric Billings, Co-Chairman and Co-CEO: It's a great observation, Mark, and we clearly do believe that's the case, and actually we hope that it's clear for people to see and understand that.
     The Moderator: The next question comes from Thomas Stephens of SAC.
     Thomas Stephens, SAC: Good morning. I see that the model is working as well, so congratulations. Just briefly, I just want to hear you talk a little bit philosophically about the capital adequacy of the firm and your appetite to buy back stock, and you guys have talked in the past about your philosophy in terms of when it is and when it isn't the proper time to raise equity. In light of the current environment, in principal investing in the opportunities that are there, how does that change or how does that affect that decision-making process? Thank you.
     Eric Billings, Co-Chairman and Co-CEO: Thank you. We basically, first of all, from a capital adequacy, we clearly believe that we have very, very strong capital position as a company. And I know as many of you know, first of all, the only leverage we deploy in the company is against to date government-backed short-term adjustable rate assets where we take no true credit risk. We don't leverage any other part of the company.
     From a leverage perspective, about six and a half times leverage where all that leverage is against government-backed short-term assets to be contrasted with the average quote capital markets company in the United States is 25 times leverage and has end-of-quarter leverage as high as 35 times. We do believe that it appears extremely favorably.
     As it relates to the question about buying back stock and/or accretively raising capital, you know--I mean, the key for us is we look at these things hopefully very, very thoughtfully and we look at everything so that the marginal allocation of capital in the form of, for instance, buying back stock, we look at that judgment to acquire stock in lieu of our opportunities to otherwise invest that capital, for instance, in the merchant banking or spread base. We look at that on an out three-year basis present valued back to the future earnings stream we could get. If we believe the return is higher by buying our stock, we would most certainly buy our stock back. As some of you may remember, in FBR Asset, one of the predecessor companies before we merged the two companies, there was a period of time when we actually shrunk the shares outstanding in that company from 10.3 to three and a half million shares and took the capital of the company at the time down from $210 to $85 million.
     So, believe us, when we think these opportunities present themselves, we would aggressively move if that were our highest risk adjusted return.
     Simultaneously, when we look to raise capital, again, very important to remember we are a deeply advantaged company, we believe, in the following sense:
The ability to raise capital isn't so difficult for companies. What's difficult is deploying the capital on an accretive basis. Our great advantage, we believe, is that in our areas of capital allocations particularly to spread based mortgage-backed securities area and our merchant banking area have enormous size of opportunity, and we have the ability to raise potentially capital, deploy that capital on a very accretive basis, and add to the earning, add to the dividends, add to the tangible book value the company, add to the intrinsic value of the company, and we try to opportunistically do that when that's available to us, and we deploy the same kind of analysis to make that judgment. And so, knock on wood we will have opportunities to do these things hopefully to continue to add value to the totality of the company.
     Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: We have $1.540 billion of tangible capital which is a huge equity basis, and we are--the employees of FBR are huge shareholders, so obviously we are extremely sensitive to the issues Eric just went through.
     The Moderator: Your next question comes from Steve Emerson of Emerson Investment Group.
     Steven Emerson, Emerson Investment Group: First of all, I would like to add my congratulations to a job very well down, proving that this model works, even in a less advantageous leveraged mortgage environment.
     Can you give us some kind of color as to industry breakdown on the 5 billion to 10 billion pipeline of potential deals that you have?
     J. Rock Tonkel, President and Head of Investment Banking: Sure. It's about--just under 50 percent of the engagements in that pipeline are non--not financial or real estate-related, and that crosses over the energy segment where we have made great progress in building the franchise, particularly in the wake of the Consol transaction which you may be familiar with, which is collectively a billion-four private and along with the broader extension of the FBR franchise has really begun to have a significant impact in the energy space, and the technology and growth areas continue to grow in the number of engagements across healthcare, software, hardware, services, et cetera, with a whole series of advisory assignments across these industries.
     The diversified industries area, which crosses over between government-related entities, service companies and industrial companies, has grown as well. So, each of these areas have--are seeing significant growth in development of the franchise.
     And I would add one more point, which is a very--we mentioned it in the script, in our points, which was the expansion of the financial sponsor/private equity franchise. That is an area that we really had not put any great amount of focus into historically, and I suspect that in this year 2004 we will see more than one hundred million dollars of revenue in the financial sponsors universe and meaningful growth in that franchise going forward. Our ability to penetrate that group as well as larger companies is really bearing out in the expansion of our franchise due to the visibility of our company, the credibility of our company from its combined performance overall, the league table rankings and the consistency of our after-market performance. Those things all taken together are creating what we think is a very rapid expansion in the banking franchise and the overall firm's franchise, and that's bearing itself out directly in the investment banking pipeline.
     Eric Billings, Co-Chairman and Co-CEO: Steve, a number of transactions last quarter, as you noticed, was roughly 50/50 financial and real estate, 50 percent in all others, and that is the number of transactions. The capital rate split was about 75/25, but clearly the growth in the other areas is greater than the growth in, say, real estate certainly coming from a smaller base for sure, but I think all of these trends bode very positively.
     Steve Emerson, Emerson Investment Group: Excellent. Thank you.
     Eric Billings, Co-Chairman and Co-CEO: Thanks, Steve.
     The Moderator: Once again, if you would like to ask a question, please press star and number one on your telephone key pad. The next question comes from Richard Herr.
     Richard Herr, KBW: I'm sorry, just one follow-up question. Just On the pipeline, I guess the caller just prior to me said, is that true, 5 to 10 billion?
     J. Rock Tonkel, President and Head of Investment Banking: The pipeline has expanded from excess of five to excess of 10 due in large part to one large private transaction.
     Richard Herr, KBW: Oh, okay. Am I correct in saying you have about 1.9 billion publicly filed?
     J. Rock Tonkel, President and Head of Investment Banking: Say that again. Richard Herr, KBW: I said, am I correct in saying that your publicly filed pipeline is about 1.9 billion?
     J. Rock Tonkel, President and Head of Investment Banking: You know, I can't say, Richard, I don't have that exact number in front of me, but I believe that's about right.
     Richard Herr, KBW: Thank you very much.
     The Moderator: At this time, there are no further questions. Mr. Harrington, are there any closing remarks?
     Eric Billings, Co-Chairman and Co-CEO: No, but thank you all very much. And go, Red Sox.
     The Moderator: This concludes Friedman, Billings, Ramsey conference call. You may disconnect.